                                EARNINGS RELEASE

                                   EXHIBIT 99

(WILMINGTON TRUST LOGO) WILMINGTON TRUST            Wilmington Trust Corporation
                                                    Rodney Square North
                                                    1100 North Market Street
                                                    Wilmington, DE 19890-0001

News Release

FOR IMMEDIATE RELEASE

WILMINGTON TRUST ANNOUNCES SECOND QUARTER EARNINGS

Expansion contributes to double-digit growth in advisory businesses; loan growth continues; net charge-offs remain low

Wilmington, Del., July 20, 2007 - Wilmington Trust Corporation (NYSE: WL) reported today that net income for the 2007 second quarter was $48.9 million and earnings per share (on a diluted basis) were $0.70 per share. These were increases of 4% and 5%, respectively, from the second quarter of 2006.

"Positive returns on our expansion investments were evident throughout our second quarter results," said Ted T. Cecala, Wilmington Trust's chairman and chief executive officer. "The Wealth Advisory and Corporate Client Services businesses recorded double-digit increases in revenue. In the Regional Banking business, the pace of loan growth slowed, but interest income and expense spreads improved, and our net interest margin increased to 3.73%. Net charge-offs, at four basis points, remained at historically low levels, and we held expense growth in check."

On an annualized basis, second quarter 2007 results produced a return on average assets of 1.80% and a return on average equity of 17.51%. The corresponding returns for the second quarter of 2006 were 1.81% and 17.75%, respectively.

CASH DIVIDEND DECLARED

At its meeting yesterday, the Board of Directors declared a regular quarterly cash dividend of $0.335 per share. This amount reflects the 6% increase the Board approved in April 2007, which marked the 26th consecutive year the company has raised its cash dividend. The quarterly dividend will be paid on August 15, 2007, to stockholders of record on August 1, 2007.

EFFICIENCY RATIOS

Compared to the 2007 first quarter, the efficiency ratios improved for all three business lines as well as for the corporation overall, as expansion initiatives in 2006 began to generate more revenue. On a consolidated basis, the company reduced its cost of generating each dollar of revenue by more than 4 cents.

Compared to the year-ago second quarter, efficiency improved for the Wealth Advisory and Corporate Client Services businesses, reflecting a return on expansion investments. Regional Banking efficiency deteriorated slightly, mainly because of the increase in the provision for loan losses, and caused a very slight increase in the cost of generating revenue on a consolidated basis.

EFFICIENCY RATIOS                                    2007 Q2   2007 Q1   2006 Q2
-----------------                                    -------   -------   -------
Regional Banking                                      39.94%    43.42%    38.98%
Wealth Advisory Services                              78.32%    85.61%    80.73%
Corporate Client Services                             70.85%    71.28%    71.37%
Wilmington Trust consolidated                         55.58%    60.23%    55.29%

In general, lower efficiency ratios indicate higher profitability.

INVESTMENT SECURITIES PORTFOLIO

The size of the investment securities portfolio decreased during the 2007 second quarter because, as short-term securities matured or were called, there was less need to replace them in order to collateralize client accounts that use short-term cash sweeps. The decline in balances of short-term investments caused the portfolio's average life and duration to increase. On a percentage basis, the composition of the portfolio remained relatively unchanged.

INVESTMENT SECURITIES PORTFOLIO                   AT 6/30/07   AT 3/31/07   AT 6/30/06
-------------------------------                   ----------   ----------   ----------
Balances (in millions)                             $1,814.0     $1,977.4     $1,837.2
As a percentage of earning assets                        18%          20%          19%
As a percentage of total assets                          16%          18%          17%
Average life (in years)                                5.10         4.59         6.00
Duration                                               2.20         2.05         2.78
Percentage invested in fixed income instruments          80%          81%          78%

All of the mortgage-backed securities in the portfolio are AAA-rated instruments issued by U.S. government agencies for which the underlying collateral is residential mortgages. There are no subprime mortgages in this underlying collateral.

THE REGIONAL BANKING BUSINESS

The Regional Banking business continued to benefit from the broadly diversified Delaware Valley economy. According to the Federal Reserve Bank of Philadelphia, May 2007 unemployment rates for Delaware, Pennsylvania, and New Jersey were below the U.S. national average, and all three states exhibited positive growth in May (the most recent data available).

At Wilmington Trust, loan balances rose for the 17th consecutive quarter on an average-balance basis. Almost all of the loan growth occurred in the commercial portfolio, which benefited from expansion initiatives undertaken in 2006 that increased the percentage of business in the Maryland and New Jersey markets.

LOANS (dollars in billions, on average)               2007 Q2   2007 Q1   2006 Q2
---------------------------------------               -------   -------   -------
Total loans outstanding (in billions, on average)      $8.16     $8.07     $7.68

Delaware market loans (in billions, on average)        $5.89     $5.84     $5.61
Delaware market loans as a % of total loans               72%       72%       73%

Pennsylvania market loans (in billions, on average)    $1.83     $1.82     $1.72
Pennsylvania market loans as a % of total loans           22%       23%       22%

Other market loans (in billions, on average)           $0.44     $0.41     $0.35
Other market loans as a % of total loans                   6%        5%        5%

COMMERCIAL LOANS

In the commercial portfolio, commercial real estate/construction (CRE) lending continued to account for most of the year-over-year and linked-quarter growth. Much of this growth was for housing-related projects, reflecting slowing, but still growing, housing demand in the Delaware Valley region.

The Federal Reserve Bank of Philadelphia reported that from April to May 2007, on a seasonally adjusted-basis, the issuance of residential building permits increased in Delaware and Pennsylvania. It also reported that, between the first quarters of 2006 and 2007, home prices appreciated 5.5% in Pennsylvania and 5.2% in Delaware, well above the U.S. average of 4.3%.

COMMERCIAL LOANS (in millions, on average)         2007 Q2    2007 Q1    2006 Q2
------------------------------------------        --------   --------   --------
Commercial, financial, and agricultural loans     $2,500.1   $2,466.2   $2,463.5
Commercial real estate/construction (CRE) loans   $1,696.7   $1,669.8   $1,517.5
Commercial mortgage loans                         $1,376.9   $1,339.9   $1,212.8
Total commercial loans                            $5,573.7   $5,475.9   $5,193.8

% of commercial loans from Delaware market              70%        70%        70%
% of commercial loans from Pennsylvania market          29%        29%        29%
% of commercial loans from other markets                 1%         1%         1%

Of the CRE loans booked during the 2007 second quarter:

-    Approximately 43% were for projects in southeastern Pennsylvania;

- Approximately 41% were for projects in Delaware, mainly in the northern part of the state;

-    Approximately 12% were for projects in the Baltimore area; and

-    The remaining 4% were for projects in other areas.

These loans were extended for a variety of residential land development, retail, light manufacturing, warehouse, and hotel projects.

Commercial, financial, and agricultural (C&I) loan balances also increased year-over-year and on a linked-quarter basis, but the pace of growth was offset by pay offs of approximately $44 million. Of the C&I loans booked during the 2007 second quarter:

-    Approximately 53% were for projects in Delaware;

-    Approximately 29% were for projects in southeastern Pennsylvania;

-    Approximately 13% were for projects in southern New Jersey, and

-    The remaining 5% were for projects in other areas.

These loans were for working capital, equipment purchases, and other uses by clients in a variety of service, contracting, agricultural, and retail businesses.

RETAIL LOANS

Total retail loan balances were higher than for the year-ago second quarter because of growth in consumer loan and residential mortgage balances. On a linked-quarter basis, consumer loan balances decreased slightly, as demand for new loans was not strong enough to offset pay downs and pay offs of existing loans.

CONSUMER LOANS (in millions, on average)        2007 Q2    2007 Q1     2006 Q2
----------------------------------------       --------   --------   ----------
Home equity lines of credit                    $  301.6   $  309.5    $  324.3
Indirect loans                                 $  687.8   $  687.2    $  648.4
Credit card loans                              $   64.0   $   63.6    $   60.5
Other consumer loans                           $  450.5   $  452.0    $  408.4
Total consumer loans                           $1,503.9   $1,512.3    $1,441.6

% of consumer loans from Delaware market             77%        77%         80%
% of consumer loans from Pennsylvania market          7%         7%          6%
% of consumer loans from other markets               16%        16%         14%

In the consumer portfolio, most of the year-over-year growth occurred in the category recorded as "other" consumer loans, which includes home equity loans. This reflected client preference for home equity loans, most of which have fixed rates, instead of home equity lines of credit, most of which have floating rates.

The increases in indirect loan volumes were due largely to the company's expansion of this business in Maryland, New Jersey, and Pennsylvania. Most of these loans are provided through automobile dealers and most are for late-model used cars.

Residential mortgage balances were higher than for prior periods because prepayment and refinancing volumes decreased, and originations of mortgages that qualify as low income mortgages under the Community Reinvestment Act (CRA) increased. These increases corresponded with housing growth in CRA-eligible communities in Delaware. The company retains CRA mortgages, but sells most other newly originated fixed rate residential mortgages into the secondary market and does not record those loans on its balance sheet.

RESIDENTIAL MORTGAGES                           2007 Q2      2007 Q1      2006 Q2
---------------------                         ----------   ----------   ----------
Balances (in millions, on average)                $553.9       $542.1       $484.2
Origination volumes (in millions)                 $ 58.9       $ 54.7       $ 67.7
Number of originations                               244          225          288

FIXED VS. FLOATING RATES                      AT 6/30/07   AT 3/31/07   AT 6/30/06
---------------------                         ----------   ----------   ----------
Percent of fixed-rate residential mortgages       78%          77%          76%

At June 30, 2007, Wilmington Trust's residential mortgage delinquency rate was 24 basis points lower than at March 31, 2007, and 54 basis points lower than at the end of the year-ago second quarter. The residential mortgage foreclosure rate for the first six months of 2007 was zero.

RESIDENTIAL MORTGAGE DELINQUENCY RATES                 2007 Q2   2007 Q1   2006 Q2
--------------------------------------                 -------   -------   -------
Wilmington Trust                                        2.48%     2.72%     3.02%

Wilmington Trust does not engage in subprime residential mortgage lending and there are no subprime loans in the residential mortgage portfolio.

CORE DEPOSITS

Savings deposit balances rose significantly from year-ago and prior-quarter levels, due mainly to the success of the high-interest savings account available through WTDirect, the company's Internet-only delivery channel. The higher savings deposit balances helped generate a 2% linked-quarter increase in total core deposit average balances, and helped offset slight year-over-year decreases in other types of core deposit balances.

CORE DEPOSITS (in millions, on average)                2007 Q2    2007 Q1    2006 Q2
---------------------------------------               --------   --------   --------
Noninterest-bearing demand                            $  702.6   $  749.1   $  742.0
Savings                                               $  463.4   $  365.3   $  321.2
Interest-bearing demand                               $2,312.5   $2,250.4   $2,364.4
CDs < $100,000                                        $1,014.5   $1,012.9   $  980.9
Local CDs > or = $100,000                             $  427.2   $  457.7   $  540.0
Total core deposits                                   $4,920.2   $4,835.4   $4,948.5

From Delaware clients                                       91%        93%        94%
From Pennsylvania clients                                    5%         5%         5%
From other markets                                           4%         2%         1%

Management includes local CDs in amounts of $100,000 and more (local CDs) in core deposits because these CDs reflect client deposits, not wholesale or brokered deposits. Most local CDs are from commercial banking clients in the Delaware Valley and local municipalities, which frequently use these CDs to generate returns on their excess cash.

LOCAL CDS > or = $100,000 BY CLIENT CATEGORY    AT 6/30/07   AT 3/31/07   AT 6/30/06
-------------------------------------------     ----------   ----------   ----------
Consumer banking clients                            72%          75%          74%
DE commercial banking clients                        9%           8%          12%
PA commercial banking clients                       11%           7%           7%
Wealth Advisory Services clients                     8%          10%           7%

FUNDING

Core deposits, including those generated through WTDirect, continued to comprise the company's primary source of funding.

SOURCES OF FUNDING (ON AVERAGE)                      2007 Q2   2007 Q1   2006 Q2
-------------------------------                      -------   -------   -------
Core deposits                                           54%       52%       56%
National funding                                        32%       34%       30%
Short-term borrowings                                   14%       14%       14%

Loan-to-deposit ratio                                 1.03%     1.01%     1.01%

The company uses a diversified mix of funding to support the Regional Banking business, which makes loans in a four-state region but gathers retail deposits primarily in Delaware. Management believes that purchasing national funds is a cost-effective way to add deposits without building and operating a large-scale expansion of the branch office network outside Delaware. As noted in the net interest margin discussion in this release, the repricing characteristics of national funding are matched closely with the repricing characteristics of floating rate loans.

CREDIT QUALITY

Credit quality trends remained positive, which management attributed to consistent application of disciplined underwriting standards.

NET CHARGE-OFFS                                      2007 Q2   2007 Q1   2006 Q2
---------------                                      -------   -------   -------
Net charge-off ratio (basis points)                   4 bps     4 bps     5 bps
Net charge-offs (in millions)                          $3.5      $3.3      $3.5

At 4 basis points, the net charge-off ratio was unchanged from the 2007 first quarter and 1 basis point lower than for the year-ago second quarter. Annualized, the net charge-off ratio was 16 basis points and remained at the low end of historical levels. Since 1996, the annual net charge-off ratio has ranged from a low of 14 basis points for 2005 to a high of 44 basis points for 2000.

Opposite period-end loan balances of $8.27 billion, net charge-offs for the 2007 second quarter were $3.5 million. This was the same as for the year-ago second quarter, and $200,000 more than for the 2007 first quarter. For the first six months of 2007, charge-offs totaled $6.8 million. None of the loans charged off in the first six months of 2007 were commercial construction/real estate or commercial mortgage loans.

At the end of the 2007 second quarter, 97% of loans outstanding had pass ratings in the internal risk rating analysis. The percentage of pass-rated loans has been 97% or higher for seven consecutive quarters.

CREDIT QUALITY (at period-end)                          6/30/07   3/31/07   6/30/06
------------------------------                          -------   -------   -------
Nonaccruing loans                                        $41.0     $23.1     $29.5
Other real estate owned (OREO)                           $ 0.2     $ 4.8     $ 4.8
Renegotiated loans                                       $ 4.5     $ 4.8     $ 9.9
Loans past due 90 days                                   $13.6     $ 7.3     $ 4.7
Ratio of nonperforming assets to loans (basis points)   55 bps    40 bps    57 bps

Nonaccruing loans were $17.9 million higher at June 30, 2007, than at March 31, 2007. Approximately $10.3 million of this amount was for three loans to Philadelphia-based Elliott Building Group, which filed for bankruptcy in June 2007. Each of these loans, which are for residential housing projects under construction in southern New Jersey, is secured by a first lien mortgage position. Due to ongoing loan work-out and recovery processes, management currently is unable to predict whether, or to what extent, this client's bankruptcy filing might affect charge-offs.

The remaining $7.6 million increase in nonaccruing loans included a combination of C&I and CRE projects in Pennsylvania and New Jersey. All of these loans are secured with real estate.

Other real estate owned (OREO) declined due to the sale of a parcel of agricultural land in New Jersey that had been classified as OREO since the second quarter of 2006. The sale of this property resulted in a gain of $1.4 million that was recorded in other income for the 2007 second quarter.

Renegotiated loan balances declined slightly on a linked-quarter basis, reflecting payment on a loan that was renegotiated in the 2007 first quarter. The amount of renegotiated loans recorded at the end of the year-ago second quarter included approximately $4.7 million for one loan that was charged off in the 2006 third quarter.

Commercial, financial, and agricultural (C&I) loans accounted for the majority of the increase in loans past due 90 days or more. Of the $13.6 million in loans past due 90 days or more at June 30, 2007, approximately 47% were C&I loans, approximately 10% were commercial mortgage loans, and approximately 8% were CRE loans. The rest were consumer and other types of loans.

Changes in the provision and reserve for loan losses reflected management's assessment of risk in light of loan growth; the internal risk rating analysis; the levels of net charge-offs, loan recoveries, and loan repayments; the stability of the regional economy; and regulatory guidelines.

PROVISION FOR LOAN LOSSES                   2007 Q2      2007 Q1      2006 Q2
-------------------------                 ----------   ----------   -----------
Provision for loan losses (in millions)         $6.5         $3.6          $4.2

RESERVE FOR LOAN LOSSES                    AT 6/30/07   AT 3/31/07   AT 6/30/06
-----------------------                    ----------   ----------   ----------
Reserve for loan losses (in millions)           $97.5        $94.5        $94.3
Loan loss reserve ratio                         1.18%        1.17%        1.22%

NET INTEREST MARGIN

The net interest margin for the 2007 second quarter was 3.73%, which was 6 basis points higher than for the first quarter of 2007. The margin improved mainly because the yield on earning assets increased slightly and the cost of funds decreased slightly. The decrease in balances of lower-yielding instruments in the investment securities portfolio helped raise asset yields. Lower rates on national funding helped reduce the cost of funding overall.

NET INTEREST MARGIN                                 2007 Q2   2007 Q1   2006 Q2
-------------------                                 -------   -------   -------
Net interest margin                                  3.73%     3.67%     3.84%

                                                            2007 Q2       2007 Q2
CHANGES IN YIELDS AND RATES (in basis points)             VS. 2007 Q1   VS. 2006 Q2
---------------------------------------------             -----------   -----------
Change in yield on total earning assets                      1 bps         26 bps
Change in rate on total funds to support earning assets     (5) bps        37 bps

Compared to the year-ago second quarter, the margin was lower, mainly because core deposit repricing lagged loan repricing throughout most of 2006. Between January and June 2006, the Federal Open Market Committee raised short-term interest rates four times, for a total of 100 basis points. After those increases, most of the company's floating rate loans had repriced by August, but core deposits continued to reprice throughout the second half of the year.

The timing of core deposit repricing in 2006 is what caused core deposit rates to rise on a year-over-year basis. In addition, the rates on savings deposits reflect WTDirect deposits. As of July 20, 2007, the annual percentage yield on savings deposits made through WTDirect was 5.26% for depositors who maintain average daily balances of at least $10,000.

The net interest margin also benefited from the company's funding strategy, which enables management to match the repricing characteristics of national funding closely with those of floating rate loans, as illustrated in the following table.

AS A PERCENTAGE OF TOTAL BALANCES (at period end)            6/30/07   3/31/07   6/30/06
-------------------------------------------------            -------   -------   -------
Loans outstanding with floating rates                          72%       73%       75%
Commercial floating rate loans repricing in < or = 30 days     94%       93%       92%
Commercial loans tied to a prime rate                          61%       61%       63%
Commercial loans tied to the 30-day LIBOR                      33%       34%       31%

National CDs maturing in < or = 90 days                        68%       77%       59%
Short-term borrowings maturing in < or = 90 days               98%       95%       94%

THE WEALTH ADVISORY SERVICES BUSINESS

Wealth Advisory Services (WAS) revenue was 14% higher than for the year-ago second quarter and 4% higher on a linked-quarter basis. Higher revenue from trust and investment advisory services and from family office services accounted for these increases.

WAS sales (new fees, annualized) were 13% higher than for the year-ago second quarter, and 40% higher than for the first quarter of 2007. Most of the increases were in sales of investment management, family office, and estate planning services. The markets with the highest year-over-year and linked-quarter increases were California, Florida, Georgia, and Pennsylvania. The Maryland market also experienced significant year-over-year sales growth.

WEALTH ADVISORY SERVICES REVENUE (in millions)   2007 Q2   2007 Q1   2006 Q2
----------------------------------------------   -------   -------   -------
Trust and investment advisory services            $38.4     $36.9     $33.1
Mutual fund fees                                  $ 5.1     $ 5.1     $ 5.0
Planning and other services                       $ 9.9     $ 9.5     $ 8.9
                                                  -----     -----     -----
Total Wealth Advisory Services revenue            $53.4     $51.5     $47.0
                                                  =====     =====     =====

Revenue from trust and investment advisory services, which includes investment management services, rose 16% from the year-ago first quarter and 4% on a linked-quarter basis. A combination of new business development and asset appreciation caused these increases. Fees for trust and investment advisory services are based on the valuations of assets in client accounts. These assets include a mix of equities, fixed income, and other types of investments.

INVESTMENT MIX OF MANAGED ASSETS*                2007 Q2   2007 Q1   2006 Q2
---------------------------------                -------   -------   -------
Equities                                           49%       48%       51%
Fixed income                                       22%       27%       26%
Other                                              29%       25%       23%

* Assets managed by Wilmington Trust (including Wilmington Trust FSB, Massachusetts). Excludes affiliate money managers.

Revenue from planning and other services increased 11% year-over-year and 4% on a linked-quarter basis. Growth in family office services, which the company expanded significantly in June 2006, accounted for these increases. Fees for planning and other services are based on the nature and complexity of the service provided, not on asset valuations. In some cases, these fees are based on the client's annual income.

WAS profitability improvements reflected the return on investments the company made in this business during 2006, as well as incentives and bonuses expense that was lower for the 2007 second quarter than the first.

WEALTH ADVISORY SERVICES PROFITABILITY      2007 Q2   2007 Q1   2006 Q2
--------------------------------------      -------   -------   -------
Income before taxes and minority interest   $ 11.9    $  7.9    $  9.4
Efficiency ratio                             78.32%    85.61%    80.73%

On June 29, 2007, Wilmington Trust completed its acquisition of Bingham Legg Advisers, LLC (BLA), a Boston-based wealth management firm that specializes in tax-sensitive investment strategies for high-net-worth clients. BLA took the Wilmington Trust name and its employees became Wilmington Trust staff members. This acquisition added $1.3 billion of assets under management and $874 million of assets under administration.

This transaction was the main cause of the 2007 second quarter increases in goodwill and other assets. Since this transaction occurred at the end of June, it had no effect on the second quarter income statement, and BLA's staff members were not included in Wilmington Trust's headcount as of June 30, 2007. Starting with the 2007 third quarter, BLA's financial results will be consolidated with Wilmington Trust's, and its revenue will be recorded as trust and investment advisory revenue in the Wealth Advisory Services business. Management expects this acquisition to be modestly accretive to earnings for the 2007 full-year.

THE CORPORATE CLIENT SERVICES BUSINESS

Corporate Client Services (CCS) revenue was 19% higher than for the year-ago second quarter, as all four components of this business recorded double-digit increases in revenue year over year. On a linked-quarter basis, CCS revenue was 3% higher.

Some of the real estate-backed securitizations for which CCS provides trust and administrative services hold a blend of prime and subprime residential mortgages. Prevailing concerns about the subprime market have little, if any, effect on CCS revenue because the corresponding fees are based on services provided regardless of the underlying collateral. Securitizations backed by U.S. residential mortgages accounted for approximately 6% of total CCS revenue for the 2007 second quarter.

CORPORATE CLIENT SERVICES REVENUE (in millions)   2007 Q2   2007 Q1   2006 Q2
-----------------------------------------------   -------   -------   -------
Capital markets services                           $11.2     $10.2     $ 8.8
Entity management services                         $ 7.4     $ 7.1     $ 6.6
Retirement services                                $ 3.2     $ 3.4     $ 2.9
Investment and cash management services            $ 3.0     $ 3.3     $ 2.5
                                                   -----     -----     -----
Total Corporate Client Services revenue            $24.8     $24.0     $20.8
                                                   =====     =====     =====


Revenue from capital markets services rose 27% year over year and 10% on a linked-quarter basis. Demand was particularly strong during the quarter for services that support tender option bonds, defeasance of commercial mortgage-backed securitizations, and trust-preferred securities. Sales of capital markets services were 31% higher year over year and 16% higher on a linked-quarter basis.

Revenue from the entity management component rose 12% year over year and 4% on a linked-quarter basis. These increases were due largely to strong demand for corporate governance services in Germany, where CCS opened an office in August 2006, and Ireland, where CCS has had a presence since 2004. More business from the Cayman Islands also contributed to the growth in entity management revenue, reflecting the acquisition in May 2006 of a corporate services business there.

In the retirement services component, revenue was 10% higher year-over-year due to strong demand for executive compensation plan services, services for defined contribution plans, and market appreciation. On a linked-quarter basis, retirement services revenue was lower because the amount recorded for the 2007 first quarter included plan distribution fees of approximately $300,000 that are not expected to occur again in 2007.

Revenue from institutional investment and cash management services was 20% higher than for the year-ago second quarter, reflecting the efforts begun in 2006 to leverage the company's expertise in fixed income management and market these services more proactively.

CCS INVESTMENT AND CASH MANAGEMENT REVENUE           2007 Q2   2007 Q1   2006 Q2
------------------------------------------           -------   -------   -------
Portion based on U.S. fixed income instruments         38%       40%       32%
Portion based on money market mutual fund balances     62%       60%       68%

Fees from investment and cash management services were lower on a linked-quarter basis because managed asset levels decreased. Institutional clients use these services to manage residual cash over periods that can range from a matter of days to a number of years, and revenue from these services can fluctuate up or down from quarter to quarter.

CCS profitability improvements reflected the return on investments the company made in this business during 2006.

CORPORATE CLIENT SERVICES PROFITABILITY     2007 Q2   2007 Q1   2006 Q2
---------------------------------------     -------   -------   -------
Income before taxes and minority interest   $  8.6    $  8.3    $  7.2
Efficiency ratio                             70.85%    71.28%    71.37%

In June 2007, CCS expanded its presence in Europe by acquiring a corporate services provider in Luxembourg. The eight staff members in the Luxembourg office specialize in providing management, domiciliation, accounting, and director services for international holding and finance companies. The Luxembourg office's financial results have been fully consolidated and its revenue is recorded as entity management revenue. Management expects this acquisition to have a neutral effect on 2007 full-year earnings.

AFFILIATE MONEY MANAGERS

Assets under management at value-style manager Cramer Rosenthal McGlynn (CRM) reached $11.93 billion, another record high. This was $713 million more than at March 31, 2007, and $2.54 billion more than at the end of the year-ago second quarter. The managed asset levels, along with hedge fund performance fees, generated revenue from CRM that was 15% higher year-over-year and 34% higher on a linked-quarter basis.

AFFILIATE MANAGER REVENUE (in millions)          2007 Q2   2007 Q1   2006 Q2
---------------------------------------          -------   -------   -------
Cramer Rosenthal McGlynn                           $6.3      $4.7      $5.5
Roxbury Capital Management                         $0.2      $0.1      $0.3
                                                   ----      ----      ----
Total revenue from affiliates                      $6.5      $4.8      $5.8
                                                   ====      ====      ====

ASSETS UNDER MANAGEMENT (in millions)   AT 6/30/07   AT 3/31/07   AT 6/30/06
-------------------------------------   ----------   ----------   ----------
Cramer Rosenthal McGlynn                 $11,928.7    $11,215.7    $9,392.0
Roxbury Capital Management               $ 3,005.3    $ 3,121.6    $3,253.3

At growth-style manager Roxbury Capital Management (RCM), the levels of managed assets and revenue reflected the firm's repositioning following the termination of its micro-cap and fixed income products during the second half of 2006.

NONINTEREST EXPENSES

Compared to the year-ago second quarter, total noninterest expenses were 8% higher, mainly because most of the expansion investments the company made in 2006 did not affect expenses until the second half of the year.

On a linked-quarter basis, expenses were 4% lower, mainly because incentives and bonuses, payroll taxes, and 401(k) plan matching expense decreased. The amount of incentives and bonuses expense recorded for the first quarter of 2007 included approximately $2 million of expenses not expected to occur again in 2007. Expenses associated with payroll taxes and 401(k) plans, which are recorded in employment benefits expense, reset at the beginning of each year and typically decline as the maximum limits for each are met.

Expenses for the 2007 second quarter do not reflect the Boston acquisition, which was completed on June 29, 2007, or the Boston office's 24 full-time-equivalent (FTE) staff members. The Boston office's expenses and headcount will be included beginning with the third quarter of 2007.

EXPENSES (dollars in millions)       2007 Q2   2007 Q1   2006 Q2
------------------------------       -------   -------   -------
Full-time-equivalent staff members     2,574     2,579     2,515

Salaries and wages expense            $ 41.9    $ 41.8    $ 37.8

Stock-based compensation expense      $  1.4    $  3.1    $  1.5
Total incentives and bonuses
  expense                             $ 11.4    $ 14.0    $ 10.3

Employment benefits expense           $ 11.5    $ 14.6    $ 11.9

Total staffing-related expense        $ 64.8    $ 70.4    $ 60.0
                                      ------    ------    ------
Total noninterest expenses            $106.0    $110.4    $ 98.3
                                      ======    ======    ======

Most of the year-over-year increases in expenses were in staffing-related and advertising costs.

These increases resulted from 2006 expansion initiatives, including:

- The East Coast expansion of family office services in the Wealth Advisory Services business, which added 34 staff members and one new office. This expansion occurred in June 2006 and the year-ago second quarter included only one month of the associated expense.

- New commercial banking and wealth management offices in Pennsylvania and New Jersey and staff additions throughout the Regional Banking footprint.

- In the Corporate Client Services business, expansion in Europe and the addition of technology and staff that added analytical and risk management capabilities to CDO administration services.

- The November 2006 launch of WTDirect, the company's Internet-only deposit offering. WTDirect accounted for most of the year-over-year and linked-quarter increases in advertising costs.

These initiatives were the main cause of the year-over-year increase in the number of FTE staff members. FTE headcount decreased on a linked-quarter basis as technology enhancements made in 2006 reduced the need to replace banking operations staff members who leave the company.

Incentives and bonuses expense for the 2007 second quarter included an adjustment to stock-based compensation expense of approximately $0.5 million. This adjustment was made because stock option forfeitures were higher than estimated, which reduced the expense associated with their award. Absent this adjustment, incentives and bonuses expense for the second quarter would have been approximately $11.9 million instead of $11.4 million.

SHARE REPURCHASES

During the 2007 second quarter, the company repurchased 1,002,784 shares of its stock at a total cost of $42.3 million and an average price per share of $42.21. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 2,401,316, leaving 5,598,684 shares available for repurchase.

OUTLOOK FOR 2007

Commenting on the outlook for the remainder of 2007, Cecala said:

- "Thanks to its broad diversification, the economy in the Delaware Valley region remains stable, and unemployment rates remain below the U.S. average. We are seeing a slowdown in the pace of economic growth, but not to the extent that some other parts of the country seem to be experiencing.

- "Housing market activity, for example, is slower than what we experienced over the last several years, but what we see is a return to normalcy, in terms of price appreciation and number of days on market.

- "The Regional Banking business is not immune to these conditions, and that is reflected in the pace of loan growth.

- "Assuming no change in short-term market interest rates, the net interest margin should remain close to its current level, depending on how we manage the investment securities portfolio. Absent any significant yield opportunities, we see no reason to increase the size of the portfolio at this time.

- "As you can see from our savings account balances, our WTDirect high-interest savings account has proven to be a successful and cost-effective new source of funding. We will continue to pursue other ways to add core deposits efficiently, without incurring the costs of a large-scale expansion of our branch office network, in order to reduce our use of national funding. Because the rates on these new sources of funding are similar to those we are paying for national funding, we do not expect these initiatives to affect the net interest margin.

- "Credit metrics are stable. The net charge-off ratio remains at an historically low level and 97% of loans outstanding have pass ratings in the internal risk rating analysis, as has been the case since the fourth quarter of 2005.

- "Opposite the economic cycle we are seeing in the banking business, our advisory businesses are doing extremely well.

- "We expect to see continued growth in Wealth Advisory revenue, especially from the family office expansion we completed last year, and the Boston acquisition we completed last month.

- "The same holds true for the Corporate Client Services business, which should see continued growth in Europe and revenue from collateralized debt obligation administration.

- "In April, we projected noninterest expenses to be in the range of $108 million. While second quarter expenses were lower than that, we would expect to see expenses in the $108 million to $110 million range for each of the remaining quarters in 2007. This includes the expenses associated with our recent acquisitions in Boston and Luxembourg.

- "In conclusion, our outlook is very positive. We see tremendous potential for growth, especially from the investments we have made over the past 12 months, and we continue to explore additional ways to invest in the future growth of our company."

CONFERENCE CALL

Management will discuss the 2007 second quarter results and outlook for the future in a conference call today at 10:00 a.m. (EDT). Supporting materials, financial statements, and audio streaming will be available at www.wilmingtontrust.com. To access the call from within the United States, dial
(888) 868-9083 and enter PIN 8891086. From outside the United States, dial (973) 935-8512 and enter PIN 8891086.

A rebroadcast of the call will be available from 12:30 p.m. (EDT) today until 5:00 p.m. (EDT) on Friday, July 27, by calling (877) 519-4471 inside the United States or (973) 341-3080 from outside the United States. Use PIN 8891086 to access the rebroadcast.

FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements that reflect our current expectations about our future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause our actual results to differ from our expectations. Factors that could affect our future financial results include, among other things, changes in national or regional economic conditions; changes in market interest rates; significant changes in banking laws or regulations; increased competition in our businesses; higher-than-expected credit losses; the effects of acquisitions; the effects of integrating acquired entities; a substantial and permanent loss of either client accounts and/or assets under management at Wilmington Trust and/or our affiliate money managers, Cramer Rosenthal McGlynn and Roxbury Capital Management; unanticipated changes in regulatory, judicial, or legislative tax treatment of business transactions; and economic uncertainty created by unrest in other parts of the world.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides Regional Banking services throughout the Delaware Valley region, Wealth Advisory Services for high-net-worth clients in 36 countries, and Corporate Client Services for institutional clients in 86 countries. Its wholly owned bank subsidiary, Wilmington Trust Company, which was founded in 1903, is one of the largest personal trust providers in the United States and the leading retail and commercial bank in Delaware. Wilmington Trust Corporation and its affiliates have offices in California, Connecticut, Delaware, Florida, Georgia, Maryland, Massachusetts, Minnesota, Nevada, New Jersey, New York, Pennsylvania, South Carolina, Vermont, the Cayman Islands, the Channel Islands, London, Dublin, Frankfurt, and Luxembourg. For more information, visit www.wilmingtontrust.com.

CONTACTS

Investors and analysts:        News media:
Ellen J. Roberts               Bill Benintende
Investor Relations             Public Relations
(302) 651-8069                 (302) 651-8268
eroberts@wilmingtontrust.com   wbenintende@wilmingtontrust.com

# # #

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2007

                                   HIGHLIGHTS

                                                      Three Months Ended               Six Months Ended
                                                -----------------------------   -----------------------------
                                                 June 30,   June 30,      %      June 30,   June 30,      %
                                                   2007       2006     Change      2007       2006     Change
-------------------------------------------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                             $    92.8   $   90.4     2.7    $   183.7   $  177.7     3.4
Provision for loan losses                            (6.5)      (4.2)   54.8        (10.1)      (8.2)   23.2
Noninterest income                                   96.9       86.3    12.3        188.4      169.0    11.5
Noninterest expense                                 106.0       98.3     7.8        216.4      195.9    10.5
Net income                                           48.9       46.9     4.3         91.8       91.1     0.8

PER SHARE DATA
Basic net income                                $    0.71   $   0.69     2.9    $    1.34   $   1.33     0.8
Diluted net income                                   0.70       0.67     4.5         1.32       1.31     0.8
Dividends paid                                      0.335      0.315     6.3         0.65      0.615     5.7
Book value at period end                            15.77      15.54     1.5        15.79      15.54     1.6
Closing price at period end                         41.51      42.18    (1.6)       41.51      42.18    (1.6)
Market range:
   High                                             43.14      45.21    (4.6)       44.55      45.21    (1.5)
   Low                                              39.62      40.22    (1.5)       39.62      38.54     2.8

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
Basic                                              68,403     68,475    (0.1)      68,464     68,274     0.3
Diluted                                            69,431     69,776    (0.5)      69,541     69,606    (0.1)

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                            $ 1,866.1   $1,817.9     2.7    $ 1,935.6   $1,848.2     4.7
Loans                                             8,156.3    7,675.9     6.3      8,114.4    7,561.2     7.3
Earning assets                                   10,059.9    9,512.6     5.8     10,097.4    9,427.6     7.1
Core deposits                                     4,920.2    4,948.5    (0.6)     4,878.0    4,893.7    (0.3)
Stockholders' equity                              1,120.2    1,060.0     5.7      1,091.3    1,043.3     4.6

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity              17.51%     17.75%   (1.4)       16.96%     17.61%   (3.7)
Return on average assets                             1.80%      1.81%   (0.6)        1.69%      1.79%   (5.6)
Net interest margin (taxable equivalent)             3.73%      3.84%   (2.9)        3.70%      3.83%   (3.4)
Dividend payout ratio                               47.03%     45.84%    2.6        48.47%     45.99%    5.4
Full-time equivalent headcount                      2,574      2,515     2.3        2,574      2,515     2.3

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2007

                           QUARTERLY INCOME STATEMENT

                                                                         Three Months Ended
                                              ------------------------------------------------------------------------
                                                                                                       % Change From:
                                                                                                      ----------------
                                              June 30,   Mar. 31,   Dec. 31,   Sept. 30,   June 30,    Prior     Prior
(In millions)                                   2007       2007       2006        2006       2006     Quarter    Year
----------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                             $180.8     $180.0     $182.0     $175.0      $165.0       0.4       9.6
   Interest expense                              88.0       89.2       89.6       82.0        74.6      (1.3)     18.0
--------------------------------------------------------------------------------------------------
      Net interest income                        92.8       90.8       92.4       93.0        90.4       2.2       2.7
   Provision for loan losses                     (6.5)      (3.6)      (6.5)      (6.6)       (4.2)     80.6      54.8
--------------------------------------------------------------------------------------------------
      Net interest income after provision
         for loan losses                         86.3       87.2       85.9       86.4        86.2      (1.0)      0.1
                                              ----------------------------------------------------
NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees      38.4       36.9       36.1       33.0        33.1       4.1      16.0
         Mutual fund fees                         5.1        5.1        5.1        5.3         5.0        --       2.0
         Planning and other services              9.9        9.5       10.1        8.8         8.9       4.2      11.2
--------------------------------------------------------------------------------------------------
            Total Wealth Advisory Services       53.4       51.5       51.3       47.1        47.0       3.7      13.6
                                              ----------------------------------------------------
      Corporate Client Services
         Capital markets services                11.2       10.2       10.4        8.7         8.8       9.8      27.3
         Entity management services               7.4        7.1        7.1        6.8         6.6       4.2      12.1
         Retirement services                      3.2        3.4        2.9        2.9         2.9      (5.9)     10.3
         Investment/cash management
            services                              3.0        3.3        3.0        2.7         2.5      (9.1)     20.0
--------------------------------------------------------------------------------------------------
            Total Corporate Client Services      24.8       24.0       23.4       21.1        20.8       3.3      19.2
                                              ----------------------------------------------------
      Cramer Rosenthal McGlynn                    6.3        4.7        5.3        4.6         5.5      34.0      14.5
      Roxbury Capital Management                  0.2        0.1        0.1         --         0.3     100.0     (33.3)
--------------------------------------------------------------------------------------------------
         Advisory fees                           84.7       80.3       80.1       72.8        73.6       5.5      15.1
      Amortization of affiliate intangibles      (1.1)      (1.1)      (1.1)      (1.1)       (1.0)       --      10.0
--------------------------------------------------------------------------------------------------
         Advisory fees after amortization
            of affiliate intangibles             83.6       79.2       79.0       71.7        72.6       5.6      15.2
                                              ----------------------------------------------------
   Service charges on deposit accounts            7.0        6.8        7.1        7.3         7.0       2.9        --
   Other noninterest income                       6.2        5.4        6.2        5.5         6.8      14.8      (8.8)
   Securities gains/(losses)                      0.1         --        0.2        0.1        (0.1)       --        --
--------------------------------------------------------------------------------------------------
      Total noninterest income                   96.9       91.4       92.5       84.6        86.3       6.0      12.3
                                              ----------------------------------------------------
      Net interest and noninterest income       183.2      178.6      178.4      171.0       172.5       2.6       6.2
                                              ----------------------------------------------------
NONINTEREST EXPENSE
   Salaries and wages                            41.9       41.8       40.3       39.5        37.8       0.2      10.8
   Incentives and bonuses                        11.4       14.0       10.3        8.9        10.3     (18.6)     10.7
   Employment benefits                           11.5       14.6       11.4       11.4        11.9     (21.2)     (3.4)
   Net occupancy                                  6.8        6.8        6.7        6.7         6.3        --       7.9
   Furniture, equipment, and supplies             9.8        9.7       10.3        9.2         9.9       1.0      (1.0)
   Other noninterest expense:
      Advertising and contributions               2.8        2.7        3.2        2.2         2.1       3.7      33.3
      Servicing and consulting fees               2.8        2.4        2.9        2.8         2.4      16.7      16.7
      Subadvisor expense                          2.5        2.5        2.3        2.7         2.9        --     (13.8)
      Travel, entertainment, and training         2.4        2.2        3.4        2.5         2.3       9.1       4.3
      Originating and processing fees             2.7        2.5        3.1        2.8         2.4       8.0      12.5
      Other expense                              11.4       11.2       11.0        9.9        10.0       1.8      14.0
--------------------------------------------------------------------------------------------------
         Total other noninterest expense         24.6       23.5       25.9       22.9        22.1       4.7      11.3
                                              ----------------------------------------------------
         Total noninterest expense before
            impairment                          106.0      110.4      104.9       98.6        98.3      (4.0)      7.8
      Impairment write-down                        --         --         --       72.3          --        --        --
                                              ----------------------------------------------------
         Total noninterest expense              106.0      110.4      104.9      170.9        98.3      (4.0)      7.8
                                              ----------------------------------------------------
      Income before income taxes and
         minority interest                       77.2       68.2       73.5        0.1        74.2      13.2       4.0
Applicable income taxes                          28.3       24.6       26.3       (5.0)       27.2      15.0       4.0
--------------------------------------------------------------------------------------------------
      Net income before minority interest        48.9       43.6       47.2        5.1        47.0      12.2       4.0
Minority interest                                  --        0.6       (0.3)      (0.1)        0.1    (100.0)   (100.0)
--------------------------------------------------------------------------------------------------
      Net income                               $ 48.9     $ 43.0     $ 47.5     $  5.2      $ 46.9      13.7       4.3
                                               ===================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2007

                          YEAR-TO-DATE INCOME STATEMENT

                                                    Six Months Ended
                                              ----------------------------
                                              June 30,   June 30,      %
(In millions)                                   2007       2006     Change
--------------------------------------------------------------------------
NET INTEREST INCOME
   Interest income                             $360.9     $317.9     13.5
   Interest expense                             177.2      140.2     26.4
----------------------------------------------------------------
      Net interest income                       183.7      177.7      3.4
Provision for loan losses                       (10.1)      (8.2)    23.2
----------------------------------------------------------------
   Net interest income after provision
      for loan losses                           173.6      169.5      2.4
                                               -----------------
NONINTEREST INCOME
   Advisory fees:
      Wealth Advisory Services
         Trust and investment advisory fees      75.4       67.5     11.7
         Mutual fund fees                        10.1        9.7      4.1
         Planning and other services             19.4       16.3     19.0
----------------------------------------------------------------
            Total Wealth Advisory Services      104.9       93.5     12.2
                                               -----------------
      Corporate Client Services
         Capital markets services                21.4       17.9     19.6
         Entity management services              14.5       13.0     11.5
         Retirement services                      6.6        5.6     17.9
         Investment/cash management
            services                              6.3        4.6     37.0
----------------------------------------------------------------
            Total Corporate Client Services      48.8       41.1     18.7
                                               -----------------
      Cramer Rosenthal McGlynn                   11.0        9.5     15.8
      Roxbury Capital Management                  0.3        1.1    (72.7)
----------------------------------------------------------------
         Advisory fees                          165.0      145.2     13.6
      Amortization of affiliate intangibles      (2.2)      (2.0)    10.0
----------------------------------------------------------------
         Advisory fees after amortization
            of affiliate intangibles            162.8      143.2     13.7
                                               -----------------
   Service charges on deposit accounts           13.8       13.9     (0.7)
   Other noninterest income                      11.7       12.0     (2.5)
   Securities gains/(losses)                      0.1       (0.1)      --
----------------------------------------------------------------
      Total noninterest income                  188.4      169.0     11.5
                                               -----------------
      Net interest and noninterest income       362.0      338.5      6.9
                                               -----------------
NONINTEREST EXPENSE
   Salaries and wages                            83.7       74.6     12.2
   Incentives and bonuses                        25.4       20.6     23.3
   Employment benefits                           26.2       25.4      3.1
   Net occupancy                                 13.6       12.2     11.5
   Furniture, equipment, and supplies            19.4       19.1      1.6
   Other noninterest expense:
      Advertising and contributions               5.5        4.1     34.1
      Servicing and consulting fees               5.2        4.7     10.6
      Subadvisor expense                          5.0        5.7    (12.3)
      Travel, entertainment, and training         4.6        4.5      2.2
      Originating and processing fees             5.3        5.2      1.9
      Other expense                              22.5       19.8     13.6
----------------------------------------------------------------
         Total other noninterest expense         48.1       44.0      9.3
                                               -----------------
         Total noninterest expense              216.4      195.9     10.5
                                               -----------------
      Income before income taxes and
         minority interest                      145.6      142.6      2.1
Applicable income taxes                          53.1       51.4      3.3
----------------------------------------------------------------
      Net income before minority interest        92.5       91.2      1.4
Minority interest                                 0.7        0.1      N/M
                                               -----------------
      Net income                               $ 91.8     $ 91.1      0.8
                                               =================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2007

                             STATEMENT OF CONDITION

                                                                                                              % Change From
                                                                                                             ---------------
                                                  June 30,    Mar. 31,    Dec. 31,   Sept. 30,    June 30,    Prior    Prior
(In millions)                                       2007        2007        2006        2006        2006     Quarter    Year
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                          $   231.8   $   222.2   $   249.7   $   268.4   $   258.5     4.3     (10.3)
                                                 ---------------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell               18.0        68.9        68.9        38.4        66.7   (73.9)    (73.0)
                                                 ---------------------------------------------------------
Investment securities:
   U.S. Treasury                                     103.8       102.5       125.2       230.8       181.4     1.3     (42.8)
   Government agencies                               634.8       743.9       807.1       533.0       416.5   (14.7)     52.4
   Obligations of state and political
      subdivisions                                    19.0         9.1         9.5         9.4        10.4   108.8      82.7
   Preferred stock                                    63.8        74.2        90.5        91.0        88.1   (14.0)    (27.6)
   Mortgage-backed securities                        605.1       656.2       689.5       726.8       751.0    (7.8)    (19.4)
   Other securities                                  387.5       391.5       392.8       391.3       389.8    (1.0)     (0.6)
----------------------------------------------------------------------------------------------------------
      Total investment securities                  1,814.0     1,977.4     2,114.6     1,982.3     1,837.2    (8.3)     (1.3)
                                                 ---------------------------------------------------------
Loans:
   Commercial, financial, and agricultural         2,483.7     2,455.2     2,533.5     2,378.1     2,445.5     1.2       1.6
   Real estate - construction                      1,747.0     1,665.5     1,663.9     1,610.9     1,574.3     4.9      11.0
   Mortgage - commercial                           1,390.5     1,378.3     1,296.1     1,254.5     1,222.8     0.9      13.7
----------------------------------------------------------------------------------------------------------
      Total commercial loans                       5,621.2     5,499.0     5,493.5     5,243.5     5,242.6     2.2       7.2
                                                 ---------------------------------------------------------
   Mortgage - residential                            563.1       553.5       536.9       518.7       503.0     1.7      11.9
   Consumer                                        1,517.0     1,503.9     1,517.0     1,489.7     1,452.4     0.9       4.4
   Secured with liquid collateral                    573.4       532.0       547.5       528.3       557.2     7.8       2.9
----------------------------------------------------------------------------------------------------------
      Total retail loans                           2,653.5     2,589.4     2,601.4     2,536.7     2,512.6     2.5       5.6
                                                 ---------------------------------------------------------
      Total loans net of unearned income           8,274.7     8,088.4     8,094.9     7,780.2     7,755.2     2.3       6.7
Reserve for loan losses                              (97.5)      (94.5)      (94.2)      (93.6)      (94.3)    3.2       3.4
----------------------------------------------------------------------------------------------------------
      Net loans                                    8,177.2     7,993.9     8,000.7     7,686.6     7,660.9     2.3       6.7
                                                 ---------------------------------------------------------
Premises and equipment                               148.6       148.8       150.3       151.6       151.2    (0.1)     (1.7)
Goodwill                                             328.2       291.5       291.4       291.1       363.0    12.6      (9.6)
Other intangibles                                     40.1        34.2        35.4        38.8        38.9    17.3       3.1
Other assets                                         273.1       254.0       246.0       251.9       236.9     7.5      15.3
----------------------------------------------------------------------------------------------------------
      Total assets                               $11,031.0   $10,990.9   $11,157.0   $10,709.1   $10,613.3     0.4       3.9
                                                 =========================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                    $   812.7   $   792.0   $   913.6   $   861.3   $   813.8     2.6      (0.1)
   Interest-bearing:
      Savings                                        497.1       422.7       313.8       292.5       313.1    17.6      58.8
      Interest-bearing demand                      2,343.6     2,336.1     2,417.5     2,417.5     2,355.9     0.3      (0.5)
      Certificates under $100,000                  1,019.8     1,014.2     1,012.6       995.5       991.1     0.6       2.9
      Local certificates $100,000 and over           370.8       447.6       474.4       574.7       550.6   (17.2)    (32.7)
----------------------------------------------------------------------------------------------------------
         Total core deposits                       5,044.0     5,012.6     5,131.9     5,141.5     5,024.5     0.6       0.4
      National money market deposits                 139.5       142.5       143.1          --          --    (2.1)       --
      National certificates $100,000 and over      2,979.3     2,970.6     3,054.1     2,742.7     2,760.6     0.3       7.9
----------------------------------------------------------------------------------------------------------
         Total deposits                            8,162.8     8,125.7     8,329.1     7,884.2     7,785.1     0.5       4.9
                                                 ---------------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase               1,174.4     1,153.5     1,145.8     1,161.7     1,160.0     1.8       1.2
   U.S. Treasury demand                                2.5          --        13.0         7.0        24.5      --     (89.8)
----------------------------------------------------------------------------------------------------------
         Total short-term borrowings               1,176.9     1,153.5     1,158.8     1,168.7     1,184.5     2.0      (0.6)
                                                 ---------------------------------------------------------
Other liabilities                                    228.8       229.8       221.3       196.4       183.1    (0.4)     25.0
Long-term debt                                       390.2       389.5       388.5       395.2       393.4     0.2      (0.8)
----------------------------------------------------------------------------------------------------------
         Total liabilities                         9,958.7     9,898.5    10,097.7     9,644.5     9,546.1     0.6       4.3
                                                 ---------------------------------------------------------
Minority interest                                      0.2         0.2          --         0.3         0.3      --     (33.3)
Stockholders' equity                               1,072.1     1,092.2     1,059.3     1,064.3     1,066.9    (1.8)      0.5
----------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders'
         equity                                  $11,031.0   $10,990.9   $11,157.0   $10,709.1   $10,613.3     0.4       3.9
                                                 =========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2007

                         AVERAGE STATEMENT OF CONDITION

                                                                                                              % Change From
                                                    2007        2007        2006       2006         2006     ---------------
                                                   Second      First       Fourth      Third       Second     Prior    Prior
(In millions)                                     Quarter     Quarter     Quarter     Quarter     Quarter    Quarter    Year
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                          $   203.4   $   213.9   $   218.2   $   206.9   $   209.3     (4.9)    (2.8)
                                                 ---------------------------------------------------------
Federal funds sold and securities
   purchased under agreements to resell               37.5        57.3       144.8        28.8        18.8    (34.6)    99.5
                                                 ---------------------------------------------------------
Investment securities:
   U.S. Treasury                                     105.0       123.6       177.4       157.0       146.7    (15.0)   (28.4)
   Government agencies                               652.9       728.9       642.1       475.9       394.1    (10.4)    65.7
   Obligations of state and political
      subdivisions                                    12.6         9.1         9.4         9.6        10.5     38.5     20.0
   Preferred stock                                    68.5        85.1        90.7        89.4        89.2    (19.5)   (23.2)
   Mortgage-backed securities                        633.9       668.8       705.5       735.1       780.1     (5.2)   (18.7)
   Other securities                                  393.2       390.3       392.5       390.0       397.3      0.7     (1.0)
----------------------------------------------------------------------------------------------------------
      Total investment securities                  1,866.1     2,005.8     2,017.6     1,857.0     1,817.9     (7.0)     2.7
                                                 ---------------------------------------------------------
Loans:
   Commercial, financial, and agricultural         2,500.1     2,466.2     2,430.5     2,407.7     2,463.5      1.4      1.5
   Real estate - construction                      1,696.7     1,669.8     1,634.9     1,588.7     1,517.5      1.6     11.8
   Mortgage - commercial                           1,376.9     1,339.9     1,281.4     1,238.5     1,212.8      2.8     13.5
----------------------------------------------------------------------------------------------------------
      Total commercial loans                       5,573.7     5,475.9     5,346.8     5,234.9     5,193.8      1.8      7.3
                                                 ---------------------------------------------------------
   Mortgage - residential                            553.9       542.1       524.8       507.8       484.2      2.2     14.4
   Consumer                                        1,503.9     1,512.3     1,496.1     1,470.5     1,441.6     (0.6)     4.3
   Secured with liquid collateral                    524.8       541.7       545.2       546.1       556.3     (3.1)    (5.7)
----------------------------------------------------------------------------------------------------------
      Total retail loans                           2,582.6     2,596.1     2,566.1     2,524.4     2,482.1     (0.5)     4.0
                                                 ---------------------------------------------------------
      Total loans net of unearned income           8,156.3     8,072.0     7,912.9     7,759.3     7,675.9      1.0      6.3
Reserve for loan losses                              (93.3)      (93.2)      (91.6)      (93.5)      (91.8)     0.1      1.6
----------------------------------------------------------------------------------------------------------
      Net loans                                    8,063.0     7,978.8     7,821.3     7,665.8     7,584.1      1.1      6.3
                                                 ---------------------------------------------------------
Premises and equipment                               148.6       150.3       151.5       152.1       150.3     (1.1)    (1.1)
Goodwill                                             307.8       291.4       290.7       362.3       357.3      5.6    (13.9)
Other intangibles                                     34.0        34.8        38.1        38.5        37.3     (2.3)    (8.8)
Other assets                                         261.3       245.0       241.2       229.0       209.6      6.7     24.7
----------------------------------------------------------------------------------------------------------
      Total assets                               $10,921.7   $10,977.3   $10,923.4   $10,540.4   $10,384.6     (0.5)     5.2
                                                 =========================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing demand                    $   702.6   $   749.1   $   793.6   $   737.2   $   742.0     (6.2)    (5.3)
   Interest-bearing:
      Savings                                        463.4       365.3       294.7       304.1       321.2     26.9     44.3
      Interest-bearing demand                      2,312.5     2,250.4     2,304.8     2,374.1     2,364.4      2.8     (2.2)
      Certificates under $100,000                  1,014.5     1,012.9     1,009.3       988.1       980.9      0.2      3.4
      Local certificates $100,000 and over           427.2       457.7       535.8       546.5       540.0     (6.7)   (20.9)
----------------------------------------------------------------------------------------------------------
         Total core deposits                       4,920.2     4,835.4     4,938.2     4,950.0     4,948.5      1.8     (0.6)
      National money market deposits                 142.2       143.0        69.9          --          --     (0.6)      --
      National certificates $100,000 and over      2,853.8     2,992.1     3,042.2     2,864.6     2,656.1     (4.6)     7.4
----------------------------------------------------------------------------------------------------------
         Total deposits                            7,916.2     7,970.5     8,050.3     7,814.6     7,604.6     (0.7)     4.1
                                                 ---------------------------------------------------------
Short-term borrowings:
   Federal funds purchased and securities sold
      under agreements to repurchase               1,270.8     1,318.5     1,221.4     1,048.8     1,146.0     (3.6)    10.9
   U.S. Treasury demand                               10.4         5.4        10.0         6.8        16.0     92.6    (35.0)
----------------------------------------------------------------------------------------------------------
         Total short-term borrowings               1,281.2     1,323.9     1,231.4     1,055.6     1,162.0     (3.2)    10.3
                                                 ---------------------------------------------------------
Other liabilities                                    214.2       231.5       183.0       193.9       164.4     (7.5)    30.3
Long-term debt                                       389.7       388.8       391.1       394.2       393.3      0.2     (0.9)
----------------------------------------------------------------------------------------------------------
         Total liabilities                         9,801.3     9,914.7     9,855.8     9,458.3     9,324.3     (1.1)     5.1
                                                 ---------------------------------------------------------
Minority interest                                      0.2         0.4         0.2         0.4         0.3    (50.0)   (33.3)
Stockholders' equity                               1,120.2     1,062.2     1,067.4     1,081.7     1,060.0      5.5      5.7
----------------------------------------------------------------------------------------------------------
      Total liabilities and stockholders'
         equity                                  $10,921.7   $10,977.3   $10,923.4   $10,540.4   $10,384.6     (0.5)     5.2
                                                 =========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2007

                                YIELDS AND RATES

                                                      2007        2007        2006       2006       2006
                                                     Second      First       Fourth      Third     Second
YIELDS/RATES (TAX-EQUIVALENT BASIS)                 Quarter     Quarter     Quarter     Quarter    Quarter
----------------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
   PURCHASED UNDER AGREEMENTS TO RESELL                 5.18%       5.05%       5.23%      4.61%      5.00%

U.S. Treasury                                           3.89        4.11        3.97       4.03       3.54
Government agencies                                     4.73        4.70        4.50       4.19       3.94
Obligations of state and political subdivisions         7.83        9.00        8.79       8.68       8.82
Preferred stock                                         8.03        7.50        7.70       7.57       7.62
Mortgage-backed securities                              4.22        4.25        4.18       4.02       4.17
Other securities                                        6.33        6.28        6.43       6.37       6.16
TOTAL INVESTMENT SECURITIES                             4.98        4.95        4.87       4.74       4.69

Commercial, financial, and agricultural                 7.90        8.04        8.02       8.06       7.70
Real estate - construction                              8.56        8.60        8.69       8.72       8.38
Mortgage - commercial                                   8.02        8.03        8.11       8.09       7.82
TOTAL COMMERCIAL LOANS                                  8.13        8.21        8.24       8.27       7.93

Mortgage - residential                                  5.87        5.95        5.76       5.77       5.78
Consumer                                                7.44        7.41        7.39       7.33       7.10
Secured with liquid collateral                          6.83        6.81        6.87       6.87       6.44
TOTAL RETAIL LOANS                                      6.98        6.98        6.95       6.91       6.70

TOTAL LOANS                                             7.77        7.81        7.82       7.83       7.53

TOTAL EARNING ASSETS                                    7.23        7.22        7.19       7.21       6.97

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                                 2.07        1.29        0.51       0.42       0.39
Interest-bearing demand                                 1.20        1.20        1.19       1.10       1.04
Certificates under $100,000                             4.45        4.35        4.22       3.87       3.51
Local certificates $100,000 and over                    4.55        5.00        4.81       4.71       4.35
CORE INTEREST-BEARING DEPOSITS                          2.41        2.42        2.35       2.17       1.99

National money market deposits                          5.46        5.53        5.39         --         --
National certificates $100,000 and over                 5.40        5.43        5.46       5.37       5.05
TOTAL INTEREST-BEARING DEPOSITS                         3.66        3.73        3.68       3.47       3.18

Federal funds purchased and securities sold
   under agreements to repurchase                       4.83        4.97        5.03       5.05       4.73
U.S. Treasury demand                                    5.11        5.02        5.03       5.16       4.80
TOTAL SHORT-TERM BORROWINGS                             4.83        4.97        5.03       5.05       4.73

Long-term debt                                          7.00        6.86        6.76       6.79       6.70
TOTAL INTEREST-BEARING LIABILITIES                      3.97        4.05        4.00       3.82       3.56

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS              3.50        3.55        3.52       3.36       3.13

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)              3.73        3.67        3.67       3.85       3.84

YEAR-TO-DATE NET INTEREST MARGIN                        3.70        3.67        3.79       3.84       3.83

Prime rate                                              8.25        8.25        8.25       8.25       7.90

Tax-equivalent net interest income (in millions)   $    93.8   $    91.9   $    93.5   $   94.1   $   91.5

Average earning assets at historical cost           10,082.8    10,163.3    10,105.2    9,694.5    9,560.0
Average fair valuation adjustment on
   investment securities available for sale            (22.9)      (28.2)      (29.9)     (49.4)     (47.4)
                                                   ---------   ---------   ---------   --------   --------
AVERAGE EARNINGS ASSETS                             10,059.9    10,135.1    10,075.3    9,645.1    9,512.6
                                                   ---------   ---------   ---------   --------   --------

Average rates are calculated using average balances based on historical cost and do not reflect fair valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2007

                            SUPPLEMENTAL INFORMATION

                                                              Three Months Ended
                                   -----------------------------------------------------------------------
                                                                                            % Change From:
                                                                                           ---------------
                                   June 30,   Mar. 31,   Dec. 31,   Sept. 30,   June 30,    Prior    Prior
                                     2007       2007       2006        2006       2006     Quarter    Year
----------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
   Basic                           $   0.71   $   0.63   $   0.69    $   0.08   $   0.69    12.7      2.9
   Diluted                             0.70       0.62       0.68        0.07       0.67    12.9      4.5
Weighted average shares
   outstanding (in thousands)
   Basic                             68,403     68,525     68,455      68,647     68,475
   Diluted                           69,431     69,653     69,680      69,933     69,776
Net income as a percentage of:
   Average assets                      1.80%      1.59%      1.73%       0.20%      1.81%
   Average stockholders' equity       17.51      16.42      17.66        1.91      17.75

ASSETS UNDER MANAGEMENT *
   (IN BILLIONS)
Wilmington Trust                   $   31.9   $   31.8   $   31.3    $   29.1   $   28.3     0.3     12.7
Wilmington Trust FSB,
   MA (formerly
   Bingham Legg  Advisers)              1.3         --         --          --         --      --       --
Roxbury Capital Management              3.0        3.1        3.1         3.1        3.3    (3.2)    (9.1)
Cramer Rosenthal McGlynn               11.9       11.2       10.6         9.8        9.4     6.3     26.6
----------------------------------------------------------------------------------------
   Combined assets under
      management                   $   48.1   $   46.1   $   45.0    $   42.0   $   41.0     4.3     17.3
                                   =====================================================

*    Assets under management include estimates for values associated with certain assets that lack readily ascertainable values, such as limited partnership interests.

ASSETS UNDER ADMINISTRATION **
   (IN BILLIONS)
Wilmington Trust                   $  120.1   $  112.1   $  107.5    $  102.4   $  102.7     7.1     16.9
**   Includes Wilmington Trust assets under management

FULL-TIME EQUIVALENT HEADCOUNT
Full-time equivalent headcount        2,574      2,579      2,562       2,520      2,515

CAPITAL (IN MILLIONS, EXCEPT
   PER SHARE AMOUNTS)
Average stockholders' equity       $1,120.2   $1,062.2   $1,067.4    $1,081.7   $1,060.0     5.5      5.7
Period-end primary capital          1,169.6    1,186.7    1,153.5     1,157.9    1,161.2    (1.4)     0.7
Per share:
   Book value                         15.77      15.90      15.47       15.55      15.54    (0.8)     1.5
   Quarterly dividends declared       0.335      0.315      0.315       0.315      0.315     6.3      6.3
   Year-to-date dividends
      declared                         0.65      0.315      1.245        0.93      0.615
Average stockholders' equity to
   assets                             10.26%      9.68%      9.78%      10.28%     10.23%
Total risk-based capital ratio        11.54      12.53      12.10       12.32      11.70
Tier 1 risk-based capital ratio        8.00       8.64       8.25        8.28       7.67
Tier 1 leverage capital ratio          7.37       7.64       7.39        7.34       6.98

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan
   losses                          $   97.5   $   94.5   $   94.2    $   93.6   $   94.3
Period-end nonperforming assets:
   Nonaccrual                          41.0       23.1       31.0        32.0       29.5
   OREO                                 0.2        4.8        4.8         4.8        4.8
   Renegotiated loans                   4.5        4.8         --          --        9.9
Period-end past due 90 days            13.6        7.3        5.8         7.7        4.7

Gross charge-offs                       5.4        5.1        7.1         8.6        5.7
Recoveries                              1.9        1.8        1.2         1.3        2.2
Net charge-offs                         3.5        3.3        5.9         7.3        3.5
Year-to-date net charge-offs            6.8        3.3       18.5        12.6        5.3

Ratios:
   Period-end reserve to loans         1.18%      1.17%      1.16%       1.20%      1.22%
   Period-end non-performing
   assets to loans                     0.55       0.40       0.44        0.47       0.57
   Period-end loans past due 90
      days to total loans              0.16       0.09       0.07        0.10       0.06
   Net charge-offs to average
      loans                            0.04       0.04       0.07        0.09       0.05

INTERNAL RISK RATING
Pass                                  96.81%     96.89%     97.39%      97.41%     97.28%
Watchlisted                            2.27       2.32       1.82        1.73       1.89
Substandard                            0.91       0.77       0.79        0.86       0.76
Doubtful                               0.01       0.01         --          --       0.07

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
                As of and for the six months ended June 30, 2007

                        QUARTERLY BUSINESS SEGMENT REPORT

                                                     Three Months Ended
                                   -----------------------------------------------------
                                   June 30,   Mar. 31,   Dec. 31,   Sept. 30,   June 30,
(In millions)                        2007       2007       2006        2006       2006
----------------------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income             $  86.3    $  83.8    $  84.4     $  85.7    $  83.9
   Provision for loan losses          (6.1)      (3.6)      (6.4)       (6.7)      (3.7)
   Noninterest income                 13.7       12.4       13.6        13.1       13.2
   Noninterest expense                40.3       42.2       40.7        39.7       38.2
----------------------------------------------------------------------------------------
      Income before taxes &
         minority interest            53.6       50.4       50.9        52.4       55.2

   Regional Banking efficiency
      ratio                          39.94%     43.42%     41.11%      39.82%     38.98%

WEALTH ADVISORY SERVICES
   Net interest income             $   6.1    $   6.3    $   6.6     $   6.4    $   6.3
   Provision for loan losses          (0.4)        --       (0.1)        0.1       (0.5)
   Noninterest income                 51.0       49.2       49.1        44.9       45.5
   Noninterest expense                44.8       47.6       43.7        40.4       41.9
----------------------------------------------------------------------------------------
      Income before taxes &
         minority interest            11.9        7.9       11.9        11.0        9.4

   Wealth Advisory Services
      efficiency ratio               78.32%     85.61%     78.32%      78.60%     80.73%

CORPORATE CLIENT SERVICES
   Net interest income             $   3.5    $   3.7    $   4.3     $   4.4    $   3.4
   Provision for loan losses            --         --         --          --         --
   Noninterest income                 26.0       25.2       24.7        22.3       22.0
   Noninterest expense                20.9       20.6       20.5        18.5       18.2
----------------------------------------------------------------------------------------
      Income before taxes &
         minority interest             8.6        8.3        8.5         8.2        7.2

   Corporate Client Services
      efficiency ratio               70.85%     71.28%     70.45%      69.03%     71.37%

AFFILIATE MANAGERS *
   Net interest income             $  (3.1)   $  (3.0)   $  (2.9)    $  (3.5)   $  (3.2)
   Provision for loan losses            --         --         --          --         --
   Noninterest income                  6.2        4.6        5.1         4.3        5.6
   Noninterest expense                  --         --         --        72.3         --
----------------------------------------------------------------------------------------
      Income before taxes &
         minority interest             3.1        1.6        2.2       (71.5)       2.4

TOTAL WILMINGTON TRUST
      CORPORATION
   Net interest income             $  92.8    $  90.8    $  92.4     $  93.0    $  90.4
   Provision for loan losses          (6.5)      (3.6)      (6.5)       (6.6)      (4.2)
   Noninterest income                 96.9       91.4       92.5        84.6       86.3
   Noninterest expense               106.0      110.4      104.9       170.9       98.3
                                   -----------------------------------------------------
      Income before taxes &
         minority interest         $  77.2    $  68.2    $  73.5     $   0.1    $  74.2
                                   ====================================================

   Corporation efficiency ratio      55.58%     60.23%     56.40%      95.64%     55.29%

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY

                As of and for the six months ended June 30, 2007

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                               Six Months Ended
                                   ---------------------------------------
                                   June 30,   June 30,      $         %
(In millions)                        2007       2006     Change     Change
--------------------------------------------------------------------------
REGIONAL BANKING
   Net interest income             $ 170.3     $164.9     $ 5.4       3.3%
   Provision for loan losses          (9.7)      (7.5)      2.2      29.3
   Noninterest income                 26.1       25.4       0.7       2.8
   Noninterest expense                82.6       77.0       5.6       7.3
--------------------------------------------------------------------------
      Income before taxes &
         minority interest           104.1      105.8      (1.7)     (1.6)

   Regional Banking efficiency
      ratio                          41.68%     40.06%

WEALTH ADVISORY SERVICES
   Net interest income             $  12.4     $ 12.8     $(0.4)     (3.1)%
   Provision for loan losses          (0.4)      (0.7)      0.3     (42.9)
   Noninterest income                100.3       89.9      10.4      11.6
   Noninterest expense                92.4       82.1      10.3      12.5
--------------------------------------------------------------------------
      Income before taxes &
         minority interest            19.9       19.9        --        --

   Wealth Advisory Services
      efficiency ratio               81.91%     79.86%

CORPORATE CLIENT SERVICES
   Net interest income             $   7.2     $  6.2     $ 1.0      16.1%
   Provision for loan losses            --         --        --        --
   Noninterest income                 51.2       43.5       7.7      17.7
   Noninterest expense                41.4       36.8       4.6      12.5
--------------------------------------------------------------------------
      Income before taxes &
         minority interest            17.0       12.9       4.1      31.8

   Corporate Client Services
      efficiency ratio               70.77%     73.90%

AFFILIATE MANAGERS *
   Net interest income             $  (6.2)    $ (6.2)    $  --        --%
   Provision for loan losses            --         --        --        --
   Noninterest income                 10.8       10.2       0.6       5.9
   Noninterest expense                  --         --        --        --
--------------------------------------------------------------------------
      Income before taxes &
         minority interest             4.6        4.0       0.6      15.0

TOTAL WILMINGTON TRUST
   CORPORATION
   Net interest income             $ 183.7     $177.7     $ 6.0       3.4%
   Provision for loan losses         (10.1)      (8.2)      1.9      23.2
   Noninterest income                188.4      169.0      19.4      11.5
   Noninterest expense               216.4      195.9      20.5      10.5
--------------------------------------------------------------------------
      Income before taxes &
         minority interest         $ 145.6     $142.6     $ 3.0       2.1
                                   ======================================
   Corporation efficiency ratio      57.85%     56.16%

* Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital Management.

Segment data for prior periods may differ from previously published figures due to changes in reporting methodology and/or organizational structure.